[Letterhead of Ernst & Young LLP]


                                   Exhibit 16


September 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated September 30, 2003 of XO Communications, Inc. and are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein or with respect to the appointment of KPMG LLP discussed in paragraph 1.

Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP

cc: Mr. Wayne Rehberger, Executive Vice President and Chief Financial Officer, XO Communications, Inc.